The Bond Fund of America, Inc. 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

December 31, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,039,685
Class B	$32,389
Class C	$95,182
Class F1	$83,521
Class F2	$21,639
Total	$1,272,416
Class 529-A	$31,721
Class 529-B	$2,435
Class 529-C	$12,078
Class 529-E	$1,574
Class 529-F1	$2,000
Class R-1	$3,106
Class R-2	$25,249
Class R-3	$38,239
Class R-4	$30,505
Class R-5	$18,226
Class R-6	$12,523
Total	$177,656

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4625
Class B	$0.3713
Class C	$0.3654
Class F1	$0.4596
Class F2	$0.4909
Class 529-A	$0.4556
Class 529-B	$0.3582
Class 529-C	$0.3592
Class 529-E	$0.4208
Class 529-F1	$0.4815
Class R-1	$0.3673
Class R-2	$0.3647
Class R-3	$0.4214
Class R-4	$0.4588
Class R-5	$0.4953
Class R-6	$0.5012

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,101,781
Class B	73,076
Class C	240,422
Class F1	153,033
Class F2	32,943
Total	2,601,255
Class 529-A	73,659
Class 529-B	5,958
Class 529-C	35,073
Class 529-E	3,979
Class 529-F1	4,417
Class R-1	8,145
Class R-2	68,227
Class R-3	86,390
Class R-4	63,000
Class R-5	30,304
Class R-6	22,981
Total	402,133

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.19
Class B	$12.19
Class C	$12.19
Class F1	$12.19
Class F2	$12.19
Class 529-A	$12.19
Class 529-B	$12.19
Class 529-C	$12.19
Class 529-E	$12.19
Class 529-F1	$12.19
Class R-1	$12.19
Class R-2	$12.19
Class R-3	$12.19
Class R-4	$12.19
Class R-5	$12.19
Class R-6	$12.19